Exhibit 10.9

Confidential Treatment Requested by

Pacific Biosciences of California, Inc.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), dated as of September 11, 2006 (the “Effective Date”), is made by and between GE Healthcare Bio-Sciences Corp., with a principal place of business at 800 Centennial Avenue, Piscataway, New Jersey 08855 (“GEHC”), and Pacific Biosciences of California, Inc., with a principal place of business at 1505 Adams Drive, Menlo Park, CA 94025 (“Licensee”).

RECITALS

WHEREAS, GEHC is the owner of the patents and/or patent applications set forth on Schedule 1 attached hereto; and

WHEREAS, Licensee desires to license from GEHC, and GEHC desires to license to Licensee, the Licensed Patents on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1.	DEFINITIONS

1.1.	“Affiliate” of a party means any entity that, directly or indirectly, controls, is controlled by or is under common control with such party. “Control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means: (i) the ownership of fifty percent (50%) or more of the outstanding voting securities of an entity; or (ii) the power, whether by ownership of voting securities, by contract or otherwise, to appoint fifty percent (50%) or more of the members of the governing body of an entity.

1.2.	“Confidential Information” shall mean all information of a confidential or secret nature, including without limitation, any financial and scientific data, technical and business information, sales data, information regarding advertising, distribution, marketing or strategic plans, product plans, customer information, business strategies, information regarding costs or profits, formulae, productivity or technological advances, product designs and specifications, development schedules, computer programs and systems, designs, data bases, inventions, engineering techniques and procedures, equipment, materials, test and test quality assurance procedures, research and research projects that, if disclosed in tangible form, is marked as “confidential” at the time of disclosure or, if disclosed orally, is orally identified as confidential or proprietary when disclosed.

1.3.	Consumables shall mean a kit as sold as a single unit that includes sequencing reagent components and/or waiveguides.

1.4.	“Consumable Kit” shall mean any sequencing reagent and/or waiveguide.

1.5.	“Effective Date” shall have the meaning given to it in the first paragraph hereof.

1.6.	“Field of Use” shall mean DNA sequencing applications.

1.7.	“First Commercialization Date” shall mean the date when a Licensed Product or Licensed Service, as applicable, is first sold to a Third Party.

1.8.	“Licensed Patents” shall mean all patents and patent applications listed in Schedule 1, any applications claiming priority to the listed patents or patent applications, including but not limited to continuations, divisions, continuing prosecution applications, reissues and reexams, any foreign counterparts of any of the listed patents or patent applications, and any patents or patent applications that claim priority from any common application from which any of the listed patents and patent applications claim priority.

1.9.	“License Fees” shall have the meaning given to it in Section 4.1 hereof.

1.10.	“Licensed Products” shall mean any product the manufacture, importation, use, distribution, performance, offer for sale, sale, lease or other transfer of which would but for the license granted herein infringe, directly or indirectly, a valid claim of a Licensed Patent.

1.11.	“Licensed Services” shall mean any service (including, but not limited to, funded research, collaboration service, fee-for-service or laboratory service), which would but for the license granted herein infringe, directly or indirectly, a valid claim of a Licensed Patent.

1.12.	“Minimum Annual Royalty” shall have the meaning given to it in Section 4.3 hereof.

1.13.	“Net Sales” shall mean Net Sales of Licensed Products and/or Net Sales of Licensed Services, as applicable.

1.14.	“Net Sales of Licensed Products” shall mean the invoice price of all sales of Licensed Products sold during the applicable period (i) by Licensee to end users, (ii) by Licensee to Permitted Distributors and/or (iii) by Permitted Distributors to end users, in each case, less the following amounts: (A) regular trade and quantity discounts actually taken; (B) government rebates actually taken; (C) actual returns of Licensed Products for which no replacement Licensed Products are provided; (D) taxes and duties directly imposed against the amount invoiced and actually paid by Licensee and (E) charges for packaging, handling and shipping separately stated on the invoice but before deduction of any other items.

1.15.	“Net Sales of Licensed Services” shall mean either: (i) the invoice price of Licensed Services provided by Licensee, less the following amounts: (A) support costs, including, but not limited to, full-time equivalent (“FTE”) support, warranty support and service support; (B) regular trade and quantity discounts actually taken; (C) government rebates actually taken; (D) taxes and duties directly imposed against the amount invoiced and actually paid by Licensee and (E) charges for packaging, handling and shipping separately stated on the invoice but before deduction of any other items, or (ii) if Consumables or Consumable Kits that are Licensed Products are ordinarily sold, catalogued or invoiced separately from Licensed Services by Licensee, then Net Sales of Licensed Services shall be defined as the ordinary selling, catalogue or invoice price of such Consumables or Consumable Kits that are used by Licensee in the provision of such Licensed Services, less the deductions set forth in the foregoing clause (i).

1.16.	“Net Sales Royalties” shall have the meaning given to it in Section 4.2 hereof.

1.17.	“Permitted Distributor” shall mean any distributor of Licensed Products whose engagement has been approved by GEHC in accordance with Section 5.1 hereof.

1.18.	“Royalties” shall mean, collectively, the Net Sales Royalties and the Minimum Annual Royalty.

1.19.	“Term” shall have the meaning given to it in Section 9.1 hereof.

1.20.	“Territory” shall mean the world.

1.21.	“Third Party” shall mean any person or entity, other than Licensee, GEHC or their respective Affiliates, including, without limitation, any end user of Licensed Products.

2.	LICENSE

2.1.	License and Restrictions

2.1.1	During the Term and subject to the terms hereof, GEHC hereby grants to Licensee, and Licensee hereby accepts from GEHC, a non-exclusive, non-transferable license (without the right to sub-license except as to Permitted Distributors in compliance with Section 5 of this Agreement) under the Licensed Patents in the Territory to (i) make, have made, import, use, distribute, offer to sell and sell Licensed Products and (ii) perform Licensed Services, in each case, solely to end users all within the Field of Use. Notwithstanding anything to the contrary, GEHC reserves the right to practice the Licensed Patents for itself, and to grant further licenses, assign or otherwise transfer the Licensed Patents to others for any purpose whatsoever, provided that any such assignment or transfer does not affect the rights granted to Licensee hereunder.

2.1.2	Licensee will ensure that all sales of Licensed Products to end users, whether directly by Licensee or by one or more Permitted Distributors, shall be expressly conditional upon such end user’s acceptance of the terms and conditions set forth on Exhibit A attached hereto, including, but not limited to, the restrictions on re-sale.

2.2.	Compliance with Law. Licensee shall, and shall use its reasonable best efforts to cause any Permitted Distributor and/or any third-party manufacturer to, comply with all applicable laws, rules and regulations issued by the country of origin, the U.S. Government, the United Nations or other similar international organization in connection with (i) the making, having made, importing, use, distribution, sale of and/or offer to sell any Licensed Product and (ii) the performance of Licensed Services.

3.	INTELLECTUAL PROPERTY

3.1.1.	Any improvement to the Licensed Patents conceived during the Term of this Agreement, which improvement cannot be practiced absent the license granted hereunder (hereafter “Improvement”), whether patentable or not, conceived solely by one party shall be solely owned by such party with all rights appurtenant thereto; […***…].

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4.	LICENSE FEES; ROYALTIES

4.1.	License Fees: In consideration of the rights granted to it under this Agreement, Licensee shall pay the following license fees (collectively, “License Fees”) to GEHC:

4.1.1.	[…***…] payable on the Effective Date;

4.1.2.	[…***…] payable upon the First Commercialization Date.

4.2.	Net Sales Royalties. In consideration of the rights granted to it under this Agreement, Licensee shall pay the following royalties (collectively, “Net Sales Royalties”) to GEHC:

4.2.1.	Licensed Products Royalty:

4.2.1.1.	[…***…] of Net Sales of Licensed Products that are Consumables and/or Consumable Kits sold by Licensee directly to end users.

4.2.1.2.	For sales by one or more Permitted Distributors, the lesser of (a) […***…] of Net Sales of Licensed Products that are Consumables and/or Consumable Kits sold by Licensee to such Permitted Distributor(s) and (b) […***…] of Net Sales of Licensed Products that are Consumables and/or Consumable Kits sold by such Permitted Distributor(s) to end users.

4.2.2.	Licensed Services Royalty: […***…] of Net Sales of Licensed Services.

4.3.

Minimum Annual Royalty: In consideration of the rights granted to it under this Agreement, Licensee shall pay to GEHC a minimum annual royalty equal to […***…] (“Minimum Annual Royalty”) commencing upon the earlier to occur of (a) the […***…] and (ii) the […***…] anniversary of the Effective Date. The Minimum Annual Royalty shall be fully creditable against Licensed Product Royalties due for any 12 month period beginning upon the date required for such Minimum Annual Royalty Payment.

4.4.	Payments. Net Sales Royalties shall be paid on Net Sales accruing during each calendar quarter within thirty (30) days following the end of such calendar quarter. The Minimum Annual Royalty shall be paid on each anniversary of its commencement date pursuant to Section 4.3 above. All payments hereunder shall be made by wire transfer of immediately available funds to an account specified in writing by GEHC. Except by termination of this Agreement under Section 9 of this Agreement, and notwithstanding the pendency of any infringement (or other) claim or action by or against Licensee, Licensee shall have no right to terminate or suspend (or escrow) payment of any amounts required to be paid to GEHC hereunder.

4.5.	Royalty Reports. Concurrently with each payment of Net Sales Royalties, Licensee shall deliver to GEHC a report setting forth in reasonable detail (a) Licensee’s total revenue in the Field of Use during the applicable calendar quarter; (b) a calculation of the Net Sales during such calendar quarter and (c) a calculation of the Net Sales Royalties for such calendar quarter.

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4.6.

Minimum Revenue. Licensee hereby acknowledges that the financial terms set forth in this Agreement are based on the understanding that no later than the […***…] anniversary of the First Commercialization Date, the total revenue generated by sales of Licensed Products that are Consumables and/or Consumable Kits in the Field of Use will equal at least […***…] of the total revenue generated by Licensee in the Field of Use at such date. Licensee hereby agrees that if the total revenue generated by sales of Licensed Products that are Consumables and/or Consumable Kits in the Field of Use equals less than […***…] of the total revenue generated by Licensee in the Field of Use on the […***…] anniversary of the First Commercialization Date or at any time thereafter during the Term, the parties shall in good faith negotiate an equitable adjustment to the financial terms of this Agreement commensurate with such revenue shortfall.

4.7.	Taxes. GEHC shall bear the taxes to be levied on the income of GEHC arising under this Agreement. Licensee shall bear the taxes to be levied on the income of Licensee arising under this Agreement. Withholding or other taxes (if any) assessed on GEHC in connection with the payment of Royalties and other consideration due hereunder and which Licensee is required by law to deduct and withhold when making payments, shall be paid by Licensee to the competent authority on behalf of GEHC. The original of the official government receipt evidencing payment of such taxes by Licensee on GEHC’s behalf shall be delivered by Licensee to GEHC not later than five (5) working days after the date of payment, together with supporting documentation identifying the Royalties to which such taxes relate. Upon receipt of such government receipts, the sums so paid by Licensee shall be credited by GEHC in partial discharge of Licensee’s obligation for the payment of such Royalties.

4.8.	Records. During the Term and for a period of […***…] thereafter, Licensee shall keep accurate records of all Net Sales in sufficient detail to enable GEHC to verify the Royalties payable thereon and Licensee’s compliance with the minimum revenue requirement set forth in Section 4.6 hereof.

4.9.	Audit. Upon reasonable advance written notice from GEHC, Licensee shall provide access to its relevant books and records (including, without limitation, sales records), at Licensee’s facilities, to an auditor appointed by GEHC and reasonably acceptable to Licensee to verify Licensee’s compliance with the terms of this Agreement, including, without limitation, the minimum revenue requirement set forth in Section 4.6 hereof. If an audit reveals a violation by Licensee of the terms of this Agreement, Licensee will immediately and at its sole cost and expense, take all requisite actions to remedy such violation. If any audit reveals an underpayment of Royalties in excess of […***…] percent […***…] during the period being audited, Licensee shall pay within thirty (30) days of the audit results (a) the full costs of such audit plus (b) interest on such Royalties at the rate of […***…].

5.	PERMITTED DISTRIBUTORS; THIRD-PARTY MANUFACTURERS; ADDITIONAL LICENSES

5.1.

Permitted Distributors. In the event Licensee intends to engage one or more distributors to import, distribute and/or sell Licensed Products, it shall give prompt written notice of such intention to GEHC and provide GEHC with an opportunity to negotiate in good faith with Licensee to provide such distribution services, which opportunity shall extend for no less than thirty (30) days from the date of GEHC’s receipt of such written notice. If Licensee and GEHC fail to reach agreement in regard to the provision of such distribution services within such 30-day period, then Licensee may engage a third-party distributor to provide such distribution services; provided, however, that (a) the engagement of such third-party distributor shall be subject to GEHC’s express prior written approval, which approval shall not be unreasonably withheld; it being acknowledged and agreed that in

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the event that GEHC wishes to withhold consent, GEHC shall provide Licensee with an objective, commercially reasonable basis for such withheld consent within thirty (30) days of such written notice from Licensee; (b) the engagement of such third-party distributor shall be conditioned upon such distributor having agreed in writing to be bound by the terms and conditions of this Agreement and (c) Licensee shall remain liable for the payment of all royalties on Net Sales made by such distributor in accordance with Section 4.2.1.2, hereof. Each such third-party distributor engaged by Licensee in compliance with this Section 5.1 shall hereinafter be referred to as a “Permitted Distributor.”

5.2.	Third-Party Manufacturer. In the event Licensee intends to engage one or more manufacturers to make Licensed Products, it shall give prompt written notice of such intention to GEHC and provide GEHC with an opportunity to negotiate in good faith with Licensee to provide such manufacturing services, which opportunity shall extend for no less than thirty (30) days from the date of GEHC’s receipt of such written notice. Subject to the foregoing sentence, nothing in this section shall be construed as restricting Licensee’s rights to negotiate, agree or contract with any third party the right to manufacture Licensed Products for Licensee at any time.

5.3.	Additional Licenses. Upon Licensee’s written request, Licensor shall negotiate in good faith the terms of a license to any technology or intellectual property owned or licensed by Licensor which is necessary for Licensee to practice the license granted herein; provided, however, that Licensor’s obligation to so negotiate shall be limited to the extent expressly permitted by the agreements (if any) to which such technology or intellectual property is subject.

6.	ACKNOWLEDGEMENT OF PATENTS AND TRADEMARKS

6.1.	Patents. Any and all packaging, insert sheets and/or promotional literature accompanying or referencing Licensed Products shall include the following statement: “This product or portions thereof is manufactured and sold under license from GE Healthcare under patents [NOTE: FILL IN PATENT NUMBERS] and other pending and foreign patent applications.”

6.2.	Trademarks. GEHC may from time to time require Licensee to affix, at Licensee’s expense, certain of GEHC’s trade names and/or trademarks on Licensed Products (including packaging, insert sheets and/or promotional literature accompanying or referencing such Licensed Products), in which case GEHC shall provide written instructions to Licensee (i) identifying the trade names and/or trademarks to be so affixed; (ii) identifying which Licensed Products shall carry such trade names and/or trademarks and (iii) setting forth guidelines for the use of such trade names and/or trademarks, provided that, consistent with the foregoing that matters relating to size and positioning of marks shall be subject to Licensee’s reasonable marketing requirements.

6.3.	Ownership and Use of Trademarks. Licensee acknowledges and agrees that:

6.3.1.	GEHC is the owner of all GEHC trademarks and trade names appearing on packaging, insert sheets and promotional literature used in relation to Licensed Products pursuant to Section 6.1 above;

6.3.2.	Licensee may only use such GEHC trademarks and trade names for the purpose and during the Term in accordance with Section 6.2 above;

6.3.3.	Any rights Licensee may acquire in such GEHC trademarks and trade names pursuant to Licensee’s use of such trademarks and tradenames under this Agreement shall be assigned to GEHC absolutely; and

6.3.4.	Licensee shall not do or omit to do anything whereby the goodwill and reputation of such GEHC trademarks and trade names is reasonably likely to be prejudiced or damaged. Nothing in this section 6.3.4 shall preclude either party from exercising its legal rights under this Agreement or otherwise.

7.	INDEMNIFICATION AND INSURANCE

7.1.	Licensee Indemnification. Licensee hereby agrees to indemnify, save, defend and hold GEHC and its Affiliates, and each of their respective directors, officers, employees and agents, harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or losses, including reasonable attorneys’ fees and expenses, arising out of or relating to (i) any act or omission by Licensee, any of its Affiliates or any Permitted Distributor, or any of their respective directors, officers, employees and agents; (ii) claims (including, without limitation, claims of infringement or alleged infringement, death, personal injury, illness or property damage) arising out of Licensee’s exploitation of the licenses and rights granted under this Agreement or otherwise arising out of the use of any Licensed Patent; or (iii) Licensee’s or any end user’s use or disposition of Licensed Products and/or Licensed Services.

7.2.	Insurance. Licensee shall procure and maintain in full force and effect during the Term valid and collectible insurance policies in connection with its activities and indemnification obligations as contemplated hereby, which policies shall provide for the types and amounts of coverage as set forth in Schedule 2 attached hereto. Licensee shall notify GEHC in writing at least thirty (30) days prior to any modification to such insurance coverage. Upon GEHC’s request, Licensee shall deliver to GEHC a certificate of coverage or other written evidence reasonably satisfactory to GEHC of such insurance coverage.

8.	CONFIDENTIALITY

8.1.	During the Term and for a period of five (5) years thereafter, each of Licensee and GEHC (each, a “Recipient”) agrees not to disclose to any third party any Confidential Information disclosed to it by the other party (each, a “Disclosing Party”) and not to use such Confidential Information other than for the purpose of this Agreement.

8.2.	The undertakings of non-disclosure and non-use in this Section 8 shall not apply to information which:

8.2.1.	at the time of disclosure or subsequently is published or otherwise generally available to the public other than through any act or omission on the part of the Recipient;

8.2.2.	was in the possession of the Recipient at the time of disclosure;

8.2.3.	was acquired from a third party who has the lawful right to make such disclosure;

8.2.4.	is independently developed by the Recipient without reference to the materials comprising the Confidential Information disclosed under this Agreement; or

8.2.5.	the Recipient notifies the Disclosing Party is required to be disclosed by the Recipient pursuant to a legally enforceable order, direction or other regulation but any disclosure shall be only so far as necessary to give effect thereto.

9.	TERM AND TERMINATION

9.1.	Term. The term (the “Term”) of this Agreement shall commence on the Effective Date and shall terminate on the earlier to occur of (a) the date when none of the Licensed Patents remains in force in the Territory and (b) the date when this Agreement is terminated in accordance with the terms hereof.

9.2.	Termination by Licensee. Licensee may terminate this Agreement at any time by providing GEHC written notice of such termination at least 90 days in advance of an effective date of such termination. Notwithstanding termination under this Section 9.2, Licensee shall be obligated to make payments for any amounts accruing up to the effective date of such termination.

9.3.	Termination for Breach or other Event of Default. In the event of a breach by either party, the other party may terminate this Agreement by giving such party notice of such breach. The party receiving such notice shall have thirty (30) days from the date of receipt thereof to cure such breach. If such breach is not cured within such thirty (30) day period, then the non-breaching party shall have the right to terminate this Agreement effective as of the end of such period.

9.4.	Termination for Minimum Revenue Shortfall: In the event the parties are unable to negotiate an equitable adjustment to the financial terms of this Agreement pursuant to Section 4.6 hereof within […***…] of commencing such negotiations, GEHC shall have the right to terminate this Agreement upon written notice to Licensee.

9.5.	Change of Control.

9.5.1.	Licensee shall deliver to GEHC advance written notice of any proposed Change of Control Event (as defined below) accompanied by a list of all Licensed Patents (if any) under which Licensee at the time of such notice (a) makes, has made, imports, uses, distributes, offers to sell and/or sells any Licensed Products or (b) has an ongoing and active development program at the proof of concept or prototype stage (clauses (i) and (ii) collectively, the “Utilized Patents”). Failure to give advance written notice of a Change of Control Event to GEHC shall constitute a breach of this Agreement by Licensee.

9.5.2.	For purposes of this Agreement, the term “Change of Control Event” shall mean any transaction or series of related transactions pursuant to which (a) a Third Party becomes the beneficial owner of fifty percent (50%) or more of the total voting power of all classes of voting stock or securities of Licensee then outstanding; (b) Licensee consolidates with or merges into another entity, or another entity consolidates with or merges into Licensee, as a result of which fifty percent (50%) or more of the total voting power of all classes of voting stock or securities of Licensee then outstanding is acquired by a Third Party; or (c) Licensee conveys, transfers, leases or sells all or substantially all of the assets of Licensee to which this Agreement relates to a Third Party.

9.5.3.	Upon the effective date of such Change of Control Event:

9.5.3.1.	Licensee shall pay to GEHC an amount equal to […***…] in consideration of such assignment; and

9.5.3.2.	Subject to receipt by GEHC of the fee set forth in Section 9.5.3.1 above, this Agreement shall (a) be assigned by operation of law to such Third Party with respect to all Utilized Patents; (b) automatically terminate and be of no further force and effect with respect to all Licensed Patents other than Utilized Patents and (c) be amended by the parties to delete all Licensed Patents other than Utilized Patents from Schedule 1 attached hereto.

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9.6.	Termination upon Bankruptcy or Insolvency. If Licensee becomes bankrupt or insolvent, or if the business of Licensee is placed in the hands of a receiver or trustee, whether by voluntary act or otherwise, this Agreement shall immediately and automatically terminate.

9.7.	Effect of Termination. Upon termination or expiration of this Agreement, Licensee shall have no further license or rights under this Agreement with respect to the Licensed Patents and shall, and shall use its reasonable efforts to cause any Permitted Distributors to, immediately cease to (a) make, have made, import, use, distribute, sell or offer to sell Licensed Products and (b) perform or have performed any Licensed Services. Each party shall promptly return to the other party or destroy any and all Confidential Information or other proprietary information of such other party upon termination or expiration of this Agreement. Expiration or termination of this Agreement will not relieve either party from any obligations which have accrued prior to such expiration or termination. Notwithstanding anything to the contrary, Sections 3 (Intellectual Property), 4.8 (Records), 4.9 (Audit), 7 (Indemnification and Insurance), 8 (Confidentiality), 10 (Disclaimer and Limitation of Liability), and 11 (Miscellaneous), and any other provision of this Agreement that by its nature should survive, shall survive the expiration or termination of this Agreement.

10.	DISCLAIMER AND LIMITATION OF LIABILITY

10.1.	Disclaimer. EXCEPT FOR THE IMPLIED WARRANTY OF TITLE, THIS AGREEMENT PROVIDES NO OTHER WARRANTIES (STATUTORY OR IMPLIED), INCLUDING WITHOUT LIMITATION, AS TO LICENSED PRODUCT QUALITY, CONDITION, DESCRIPTION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY GEHC. GEHC HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY REGARDING RESULTS OBTAINED THROUGH THE USE OF THE LICENSED PRODUCTS, INCLUDING WITHOUT LIMITATION ANY CLAIM OF INACCURATE, INVALID OR INCOMPLETE RESULTS.

10.2.	Limitation of Liability. Notwithstanding anything to the contrary herein contained, GEHC’s liability for damages for any cause related to or arising out of this Agreement, shall not exceed the aggregate amount of the License Fees and Royalties actually paid by Licensee to GEHC hereunder.

10.3.	Waiver of Consequential Damages. Notwithstanding anything to the contrary herein contained, GEHC shall not be liable for any indirect, consequential, special or punitive damages of any kind from any cause arising out of this Agreement, including without limitation, due to loss of profits, loss of goodwill or business interruption.

11.	MISCELLANEOUS

11.1.	Independent Entities. Neither party has any ownership interest in the other, and the relationship between the parties, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

11.2.	Assignment. Except to the extent provided for in Section 9.5 hereof, Licensee may not assign this Agreement without GEHC’s prior written consent. This Agreement shall be freely assignable by GEHC. Any assignment or any attempted assignment in breach of this Section shall be null and void. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties hereto and their permitted successors and assigns.

11.3.	Section Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

11.4.	Non-Waiver of Rights. The failure of either party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Remedies provided herein are cumulative and not exclusive of any remedies provided at law.

11.5.	Invalid Provisions. In the event that any one or more of the provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Agreement to both parties remain substantially unimpaired, not affect the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

11.6.	Entire Agreement. This Agreement, together with all Schedules and Exhibits attached hereto, constitutes the final, complete and exclusive agreement and understanding between GEHC and Licensee relating to the subject matter hereof and supersedes all prior and contemporaneous agreements oral or written. To the extent that there are any conflicts between this Agreement and any Schedules or Exhibits hereto, this Agreement will prevail.

11.7.	Notices. All notices and other communications hereunder shall be in writing. All notices hereunder shall be delivered personally, or sent by national overnight delivery service or postage pre-paid registered or certified U.S. mail, and shall be deemed given: when delivered, if by personal delivery or overnight delivery service; or if so sent by U.S. mail, three (3) business days after deposit in the mail, and shall be addressed:

If to GEHC:

800 Centennial Avenue
Piscataway, NJ 08855
Attention: Legal Department

If to Licensee:

Pacific Biosciences of California, Inc.
Attn: General Counsel
1505 Adams Drive
Menlo Park, CA 94025

or to such other place as either party may designate by written notice to the other in accordance with the terms hereof.

11.8.	Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to its conflict of laws principles. Any controversies or claims arising from or relating to this Agreement shall be adjudicated exclusively by a federal or state court whose territorial jurisdiction encompasses the State of New York. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, RELATING TO, OR ARISING OUT OF THIS AGREEMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.9.	Publicity. Except as may be required by law or regulation (including any applicable stock exchange regulation), no press releases or public disclosure, either written or oral, regarding the execution of this Agreement or the content hereof, shall be made by either party hereto (or its Affiliates or representatives) without the prior knowledge and written consent of other party hereto, which consent shall not be unreasonably withheld.

11.10.	Amendment. No amendment or modification of the terms of this Agreement shall be binding upon either party unless reduced in writing and signed by an authorized representative of the party to be bound.

11.11.	Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates written below.

GE Healthcare Bio-Sciences Corp.		Pacific Biosciences of California, Inc.

By :	/s/ Eric Roman	By :	/s/ Hugh Martin

Title :	GM Genomic Sciences	Title :	CEO

Date :	September 6, 2006	Date :	September 8, 2006

SCHEDULE 1

LICENSED PATENTS

[...***...]

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[…***…]

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SCHEDULE 2

INSURANCE REQUIREMENTS

1.	Commercial General Liability Insurance in an amount not less than $1 million per occurrence/annual aggregate bodily injury/property damage combined.

2.	As of the First Commercialization Date, Product Liability Insurance in an amount not less than $2 million per occurrence/annual aggregate bodily injury/property damage combined.

3.	All Risk Property Insurance covering the full replacement value of Licensee’s property.

4.	Workers Compensation Insurance - statutory limits.

EXHIBIT A

END USER TERMS AND CONDITIONS

Acceptance. These terms and conditions shall govern the purchase, use, transfer and acceptance of the products described in the purchase order, quotation or invoice, which products are sold and distributed by Pacific Biosciences of California, Inc.to the buyer/transferee of such products (the “End User”). The transfer/sale of products to the End User is expressly conditional upon End User’s acceptance of these terms and conditions.

Restrictions on Use. End Users are specifically not authorized to and are forbidden from reselling, transferring or distributing any products either as a stand alone product or as a component of another product. The right to use the products does not, in and of itself, include or carry any right of the End User to any GE Healthcare Bio-Sciences Corp.’s technology or intellectual property other than expressly provided herein. End Users may not use sequence(s) in an attempt to reverse engineer parameters of any of GE Healthcare Bio-Sciences Corp. proprietary products or services.

DISCLAIMER OF WARRANTIES. GE HEALTHCARE BIO-SCIENCES CORP. PROVIDES NO WARRANTIES TO END USER (STATUTORY OR IMPLIED), INCLUDING WITHOUT LIMITATION, AS TO PRODUCT QUALITY, CONDITION, DESCRIPTION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. GE HEALTHCARE BIO-SCIENCES CORP. HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY REGARDING RESULTS OBTAINED THROUGH THE USE OF THE PRODUCTS, INCLUDING WITHOUT LIMITATION ANY CLAIM OF INACCURATE, INVALID OR INCOMPLETE RESULTS.

Exclusion of Liability. GE Healthcare Bio-Sciences Corp. and its affiliates shall have no liability to an End User, including, without limitation, for any loss of use or profits, business interruption or any consequential, incidental, special or other indirect damages of any kind, regardless of how caused and regardless of whether an action in contract, tort, strict product liability or otherwise.